Form N-SAR
Sub-Item 77I
Terms of new or amended securities


Nuveen Investment Trust II
811-08333

On December 10, 2013, under Form 485 BPOS, accession number 0001193125-13-468236, a prospectus containing two new series of the Trust was filed with the SEC and is herein incorporated by reference as an exhibit to the Sub-Item 77I of Form N-SAR.

The new series are Nuveen Symphony Dynamic Equity Fund and Nuveen Symphony Small Cap Core Fund


See the Prospectus for terms of the securities.